Exhibit 4.5

October 4, 2012

Tornier N.V.

Fred. Roeskestraat 123

1076 EE Amsterdam

The Netherlands

Re: Lock-Up and Leak-Out Agreement

Ladies and Gentlemen:

The undersigned party (referred to herein as the “Undersigned”) is delivering this lock-up and leak-out letter agreement (this “Agreement”) to you in connection with, and as a condition to, the closing under the Agreement and Plan of Merger, dated as of August 23, 2012 (the “Merger Agreement”), by and among Tornier N.V., a public company with limited liability (naamloze vennootschap) (the “Parent”), Oscar Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Parent (“Merger Sub”), and OrthoHelix Surgical Designs, Inc., a Delaware corporation (the “Company”), whereby the Merger Sub will merge with and into Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of the Parent (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

In connection with the Merger, the Undersigned will receive ordinary shares, par value €0.03 per share, of the Parent (the “Parent Shares”), at the Closing Date as part of the Aggregate Merger Consideration (such Parent Shares received as the Aggregate Merger Consideration, the “Merger Shares”). It is intended that the resale of the Merger Shares will be registered pursuant to an effective Registration Statement on Form S-3 to be filed by the Parent with the United States Securities and Exchange Commission (the “SEC”) following the Closing Date. As a condition to the consummation of the Merger, the Parent has required that the Undersigned enter into this Agreement with the Parent by which the Undersigned agrees, as specified below, that (i) for a specified period following the Closing Date, except as otherwise provided by this Agreement, the Undersigned will not sell or otherwise transfer the Merger Shares (the “Lock-Up Securities”) and (ii) at any time during the Covered Period (as defined below), if reasonably requested by the Parent and an underwriter of equity securities of the Parent, to enter into an additional similar agreement regarding restrictions on transfer of the Merger Shares.

In consideration of the foregoing and for other due and adequate consideration, the sufficiency of which is hereby acknowledged, to induce the Parent to consummate the Merger, the Undersigned hereby:

(a) agrees that, except as otherwise provided herein, the Undersigned will not, directly or indirectly, during the Lock-Up Period (as defined below), (i) offer, sell, contract to sell, grant or sell any option, right or warrant for the purchase of, pledge, hypothecate, assign, lend or otherwise transfer or dispose of any of the Lock-Up Securities; (ii) enter into any swap or any other arrangement or transaction that transfers to another, in whole or in part, any of the economic characteristics of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of such Lock-Up Securities, in cash or otherwise; or (iii) engage in any short selling of the Lock-Up Securities; and

(b) authorizes the Parent, during the Lock-Up Period, to cause the Parent’s transfer agent to place a legend or notation on any book-entry notations or agreements representing the Lock-Up Securities and to decline to transfer and to note stop transfer restrictions on the transfer books and records of the Parent with respect to the Lock-Up Securities, unless the transfer is permitted by this Agreement.

For purposes of this Agreement, “Lock-Up Period” shall mean with respect to the Lock-Up Securities the date commencing on the Closing Date (inclusive of such date) and ending on the date that is 120 calendar days immediately following the Closing Date.

Notwithstanding anything to the contrary contained herein, on the first Trading Day (as defined below) that occurs on or after the 31st day after the Closing Date and on each Trading Day thereafter that occurs on or before the last day of the Lock-Up Period, a ratable number of the Merger Shares (rounding down to the nearest whole share), on a cumulative basis, will no longer be considered “Lock-Up Securities” under this Agreement (e.g., if there are 60 Trading Days that occur during such 90 calendar day timeframe, 1/60th of the Merger Shares would no longer be considered Lock-Up Securities on each Trading Day during such timeframe), with all such Merger Shares no longer being considered “Lock-Up Securities” under this Agreement on the last Trading Day that occurs within the Lock-Up Period. A “Trading Day” means any day on which the NASDAQ Stock Market is open for trading equity securities. For purposes of clarity, a schedule outlining the number of Merger Shares that will no longer be considered “Lock-Up Securities” under this Agreement will be prepared by the Parent and delivered to the Undersigned as soon as reasonably practicable after the Closing Date.

Notwithstanding anything to the contrary contained herein, the Undersigned may transfer all or part of the Lock-Up Securities (i) in case of death, by way of either testamentary provisions or operation of law; (ii) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein; and (iii) to any immediate family member or any trust, family limited partnership or similar entity primarily for the direct or indirect benefit of the Undersigned and/or the immediate family members of the Undersigned, provided, that the immediate family member, trustee of the trust, family limited partnership or other transferee entity (“Bound Transferee”) agrees to be bound in writing by the restrictions set forth herein; and provided, further, that any such transfer shall not involve a disposition for value. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin (including, without limitation, lineal descendants, stepchildren, father, mother, brother or sister of the Undersigned or the Undersigned’s spouse). In addition to the foregoing limitations, in the event that the Undersigned is an entity rather than an individual, this Agreement will not prevent any transfer of any or all of the Lock-Up Securities to the stockholders of such entity, if it is a corporation, to the members of such entity, if it is a limited liability company or to the partners of such entity, if it is a partnership; provided, however, that in each such case, it shall be a condition to the transfer that such transferee agrees to be bound in writing by the restrictions set forth herein (and such transferee also shall be considered a “Bound Transferee” for purposes of this Agreement).

For purposes of this Agreement, “Covered Period” shall mean the date commencing on the Closing Date (inclusive of such date) and ending on the date that the individuals listed on Schedule A attached to this Agreement and any Bound Transferees (the “OrthoHelix Holders”), together, hold fewer than 500,000 Merger Shares in the aggregate. For purposes of clarity, the Covered Period may extend beyond the Lock-Up Period. In order to facilitate the determination of the Covered Period and, if applicable, the length of any Secondary Lock-Up Period (as defined below), the Undersigned agrees to respond promptly and accurately to any request by the Parent for a certification of the number of Merger Shares held by the Undersigned.

During the Covered Period, so long as the Undersigned holds Merger Shares, the Undersigned agrees to observe and to be bound by all the terms and conditions of that certain Registration Rights Agreement, dated as of July 16, 2010, by and among the Investors (as defined therein) and the Parent (the “Registration Rights Agreement”) to the extent and effect that the Undersigned shall (with effect only during the Covered Period) be deemed to be a party to the Registration Rights Agreement, with the benefit of, and subject to, all the terms and conditions thereof. The Undersigned further agrees and acknowledges that the Undersigned will be deemed to be a “Holder” for purposes of the Registration Rights Agreement and a “Management Investor” for purposes of Section 2(a) and Section 2(c) of the Registration Rights Agreement and the Lock-Up Securities shall be deemed to be “Registrable Securities” for the purposes of the Registration Rights Agreement. Notwithstanding any of the foregoing, the Parent agrees that if an underwritten public offering is effected pursuant to which the Undersigned is entitled to “piggyback” registration rights under Section 2(b) or Section 2(c)(ii) of the Registration Rights Agreement, the Undersigned may exercise such “piggyback” registration rights in accordance with the terms of the Registration Rights Agreement; provided, however, that the Parent and the applicable underwriter may, in their discretion, limit the amount of Merger Shares to be included in such secondary offering to $20 million (based on the closing price of the Parent Shares on NASDAQ on the day immediately preceding the commencement of such offering). If OrthoHelix Holders request the registration of more than $20 million in such offering, allocation of such “piggyback” registration rights shall be allocated on a pro rata basis or in the discretion of Parent. In the event that the “underwriter cutback” provisions of Section 2(a)(iii) or Section 2(b)(ii) of the Registration Rights Agreement are triggered, the Parent will use commercially reasonable efforts to amend such provisions for purposes of such transaction as they apply to the Undersigned. For the purpose of delivery of notices under the Registration Rights Agreement and for service of process, the address of the undersigned is set forth on the signature page to this Agreement. For the avoidance of doubt, this paragraph of this Agreement shall terminate and have no further force and effect upon expiration of the Covered Period.

Except with respect to any Merger Shares to be sold in an offering in accordance with the immediately preceding paragraph, the Undersigned agrees that at any time during the Covered Period, if reasonably requested by the Parent and an underwriter of equity securities of the Parent, in connection with a public offering transaction, not to (i) offer, sell, contract to sell, grant or sell any option, right or warrant for the purchase of, pledge, hypothecate, assign, lend or otherwise transfer or dispose of any of the Merger Shares, or (ii) enter into any swap or any other arrangement or transaction that transfers to another, in whole or in part, any of the economic characteristics of ownership of the Merger Shares (whether any such swap or transaction is to be settled by delivery of such Merger Shares, in cash or otherwise), during a specified period (the “Secondary Lock-Up Period”) following the effective date of a registration statement of the Parent filed under the Securities Act of 1933, as amended, or the securities laws of any non-U.S. jurisdiction. Such Secondary Lock-Up Period shall not exceed:

(A) (1) 90 days if the OrthoHelix Holders, in the aggregate, hold 1,000,000 or more Merger Shares as certified by the OrthoHelix Holders; or (2) 60 days if the OrthoHelix Holders, in the aggregate, hold fewer than 1,000,000 Merger Shares but more than 500,000 Merger Shares as certified by the OrthoHelix Holders; or

(B) any shorter period as agreed to by the Parent’s directors and officers and other shareholders agreeing to similar restrictions in connection with such offering.

In the event that the OrthoHelix Holders, in the aggregate, hold fewer than 500,000 Merger Shares, the Undersigned will not be subject to a Secondary Lock-Up Period. If requested by the underwriters, the Undersigned shall execute a separate agreement to the foregoing effect. The Parent may impose stop-transfer instructions with respect to the Parent Shares subject to the foregoing restrictions until the end of the Secondary Lock-Up Period. For the avoidance of doubt, this paragraph of this Agreement shall terminate and have no further force and effect upon expiration of the Covered Period.

In order to facilitate the determination of the number of Merger Shares outstanding and, if applicable, the length of any Secondary Lock-Up Period, the Undersigned agrees to respond promptly and accurately to any request by the Parent for a certification of the number of Merger Shares held by the Undersigned.

The Undersigned represents and warrants that the Undersigned has full power and authority to enter into this Agreement, and that, upon request, the Undersigned will execute any additional documents reasonably necessary to carry out the transactions contemplated hereby. Any obligations created by this Agreement shall be binding upon the heirs, devisees, personal representatives, successors and assigns of the Undersigned.

The Undersigned agrees that in the event of any breach or threatened breach by the Undersigned of any covenant, obligation or other provision contained in this Agreement, then the Parent shall be entitled (in addition to any other remedy that may be available to the Parent) to: (i) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach.

Any term or provision of this Agreement that is invalid or unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware of the United States of America, without regard to the conflicts of law provisions thereof.

In any action between or among any of the parties arising out of this Agreement, (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts having jurisdiction over Hennepin County, Minnesota; (ii) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court having jurisdiction over Hennepin County, Minnesota; (iii) each of the parties irrevocably waives the right to trial by jury; and (iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which such party is to receive notice in accordance with this Agreement.

No term or provision of this Agreement may be amended, changed, waived, altered or modified except by written instrument executed and delivered by the party against whom such amendment, change waiver, alteration or modification is to be enforced.

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Very truly yours,

Signature

Printed Name

Street Name

City, State and Zip Code

Additional Signature:

(If held jointly)

Printed Name

Street Name

City, State and Zip Code

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